Exhibit 21

Subsidiaries of Registrant

US Subsidiaries*

1	BFI Medical Waste, Inc. (Delaware)

2	Healthcare Waste Solutions, Inc. (Delaware)

3	MedServe, Inc. (Delaware)

4	MedSolutions, Inc. (Texas)

5	Notify, MD, Inc. (Delaware)

6	Stericycle International, LLC (Delaware)

7	Stericycle Management, LLC (Delaware)

8	Stericycle Specialty Waste Solutions, Inc. (Delaware)

9	Stericycle of Puerto Rico, Inc. (Puerto Rico)

Non-US Subsidiaries*

1	Habitat Ecologico S. A. (Argentina)

2	Medam BA (Argentina)

3	Stericycle Brazil, Ltd. (Brazil)

4	Stericycle Novas (Brazil)

5	Stericycle ULC CANADA (Canada)

6	Stericycle Chile SA (Chile)

7	SRCL Ireland Limited fka Stericycle Ireland Ltd. (Ireland)

8	SRCL Limited (Ireland)

9	Stericycle Co Ltd. (Japan)

10	Stericycle Europe Sarl (Luxembourg)

11	SteriLux International Sarl (Luxembourg)

12	Medam SA de CV (Mexico)

13	Stericycle Mexico (Mexico)

14	Ambiface & Buffer SGPS Lda (Portugal)

15	ZooMed - Gestao Lda (Portugal)

16	Stericare Romania (Romania)

17	Techno Dental Srl (Romania)

18	Consenur SA (Spain)

19	Stericycle Espania Srl (Spain)

20	Stericycle Operations Srl (Spain)

21	Stericycle Europe Limited (UK)

22	Stericycle International Ltd (UK)

23	Stericycle UK Limited (UK)

24	White Rose Environmental (UK)

*	states or jurisdictions of incorporation or formation are given in parentheses